Exhibit 4.2
FIFTH AMENDED AND RESTATED STOCKHOLDER RIGHTS AGREEMENT

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Schedule A	—	Schedule of Investors
Schedule B	—	Schedule of Key Holders
Schedule C	—	Schedule of Other Holders

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FIFTH AMENDED AND RESTATED STOCKHOLDER RIGHTS AGREEMENT
     THIS FIFTH AMENDED AND RESTATED STOCKHOLDER RIGHTS AGREEMENT (“Agreement”) is made as of the 15th day of October, 2008, by and between Waterfront Media Inc., a Delaware corporation (the “Company”), each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor,” each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder” and each of the persons or entities listed on Schedule C hereto, each of whom is referred to herein as a “Other Holder.”
RECITALS
          WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or shares of Common Stock issued upon conversion thereof and possess certain rights pursuant to a Fourth Amended and Restated Stockholder Rights Agreement dated as of October 7, 2008 between the Company and such Investors (the “Prior Agreement”); and
          WHEREAS, the Existing Investors are holders of at least the Requisite Threshold (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and
          WHEREAS, certain of the Investors are parties to that certain Series F Preferred Purchase Agreement dated as of October 2, 2008 between the Company and certain of the Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors, Existing Investors holding at least the Requisite Threshold (as defined in the Prior Agreement), and the Company;
          NOW, THEREFORE, the Existing Investors hereby agree that the Prior Agreement shall be amended and restated, and the parties to this Agreement further agree as follows:
     1. Definitions. For purposes of this Agreement:
          1.1 “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any partner, officer, director, manager or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners (or members thereof) or managing members of, or shares the same management company with, such Person.
          1.2 “BEV” means Brand Equity Ventures II, L.P.
          1.3 “Certificate” means the Sixth Amended and Restated Certificate of Incorporation of the Company, as amended from time to time after the date hereof.

          1.4 “Common Stock” means shares of the Company’s common stock, par value $0.01 per share.
          1.5 “Damages” means any loss, claim, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, claim, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by any other party hereto of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
          1.6 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for, Common Stock, including options and warrants.
          1.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          1.8 “Excluded Registration” means a registration relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase, or similar plan or to an SEC Rule 145 transaction; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.
          1.9 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.
          1.10 “GAAP” means generally accepted accounting principles in the United States.
          1.11 “Holder” means any holder of Registrable Securities who is a party to this Agreement.
          1.12 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.
          1.13 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

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          1.14 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.
          1.15 “Major Investor” means each of WF Holding Company, LLC (“WF Holding”), Scale Venture Partners II, LP (“Scale VP”), NeoCarta Ventures, L.P., Rho Management Trust I, Rho Ventures VI, L.P., SVE Star Ventures Enterprises No. VII, a German Civil Law Partnership (with limitation of liability), Village Ventures Partners Fund, L.P., BEV, Time Warner Inc. and William S. Peabody as long as such Investor (and its Affiliates), holds at least two percent (2%) of the Company’s Common Stock (assuming full conversion and exercise of all Derivative Securities).
          1.16 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.
          1.17 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
          1.18 “Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.
          1.19 “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.
          1.20 “Registrable Securities” means (i) any Common Stock issued upon conversion of any Preferred Stock of the Company or issuable upon conversion of any Preferred Stock of the Company that is currently held or acquired after the date hereof, by the Investors or Other Holders; (ii) any shares of Common Stock held by the Key Holders or BEV, provided, however, that such shares of Common Stock shall not be deemed Registrable Securities and the Key Holders or BEV shall not be deemed Holders for the purposes of Sections 2.1, 2.3, 2.4(a), 2.7, 2.11 and Section 6.6; (iii) any shares of Common Stock held by the Other Holders, provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for the purposes of Sections 2.1, 2.3, 2.4(a), 2.7, 2.11 and Section 6.6; and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i), (ii) and (iii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the rights under Section 2 hereof are not assigned or any shares for which registration rights have terminated pursuant to Section 2.15 of this Agreement.
          1.21 “Registrable Securities then outstanding” means the number of shares determined by adding the Common Stock outstanding and the Common Stock issuable pursuant to then exercisable or convertible securities that are Registrable Securities.

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          1.22 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.14(b) hereof.
          1.23 “SEC” means the Securities and Exchange Commission.
          1.24 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
          1.25 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
          1.26 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          1.27 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except as provided in Section 2.7.
          1.28 “Series A Director” means the director of the Company that the holders of record of the Series A Preferred Stock are entitled to elect pursuant to the Company’s Certificate.
          1.29 “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.01 per share.
          1.30 “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.01 per share.
          1.31 “Series C Director” means the director of the Company that the holders of record of the Series C Preferred Stock are entitled to elect pursuant to the Company’s Certificate.
          1.32 “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.01 per share.
          1.33 “Series D Director” means the director of the Company that the holders of record of the Series D Preferred Stock are entitled to elect pursuant to the Company’s Certificate.
          1.34 “Series D Preferred Stock” means shares of the Company’s Series D Preferred Stock, par value $0.01 per share.
          1.35 “Series E Preferred Class Vote Provisions” shall mean the calculation set forth in Subsection 3.1.2 of the Certificate.
          1.36 “Series E Directors” means the directors of the Company that the holders of record of the Series E Preferred Stock are entitled to elect pursuant to the Company’s Certificate.

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          1.37 “Series E Preferred Stock” means shares of the Company’s Series E Preferred Stock, par value $0.01 per share.
          1.38 “Series F Preferred Stock” means shares of the Company’s Series F Preferred Stock, par value $0.01 per share.
          1.39 “Series F Director” means the director of the Company that the holders of record of the Series F Preferred Stock are entitled to elect pursuant to the Company’s Certificate.
     2. Registration Rights. The Company covenants and agrees as follows:
          2.1 Demand Registration.
               (a) If upon the earlier of (i) August 30, 2010 or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of the Requisite Threshold (as defined below) that the Company effect a registration with respect to at least twenty percent (20%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $40 million), then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(b) and 2.1(c).
               (b) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period. For the purposes of determining whether the Company has invoked this right in any twelve (12) month period, such calculation shall also include any delay of a registration statement pursuant to Section 2.3(b).
               (c) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1 (i) during the period that is sixty (60) days

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before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) if it delivers notice to the holders of the Registrable Securities within thirty (30) days of any registration request of its intent to file a registration statement for such initial public offering within ninety (90) days; (iii) after the Company has effected two registrations pursuant to this Section 2.1; or (iv) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.3. A registration shall not be counted as “effected” for purposes of this Section 2.1 until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.7, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1.
          2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.4, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.7.
          2.3 Form S-3 Registration. If the Company receives a request from Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company effect a registration on Form S-3 with respect to all or a part of the Registrable Securities owned by such Initiating Holders, then the Company shall:
               (a) within ten (10) days after the date such request is given, give notice of the proposed registration to all Holders other than the Initiating Holders (the “S-3 Notice”); and
               (b) as soon as practicable, use its commercially reasonable efforts to effect such registration as would permit or facilitate the sale and distribution of all or such portion of such Initiating Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a request given to the Company within fifteen (15) days after the S-3 Notice is given; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3 (i) if Form S-3 is not then available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to and requesting inclusion in such registration, propose to sell Registrable

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Securities and such other securities (if any) at an aggregate price to the public (net of Selling Expenses) of less than $1,000,000; and (iii) if the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that in the good-faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders under this Section 2.3; provided, however, that the Company shall not invoke this right more than once in any twelve (12) month period. For the purposes of determining whether the Company has invoked this right in any twelve (12) month period, such calculation shall also include any delay of a registration statement pursuant to Section 2.1(b).
               (c) Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Section 2.1.
          2.4 Underwriting Requirements.
               (a) If, pursuant to Section 2.1 or Section 2.3, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1(a) or Section 2.3, and the Company shall include such information in the Demand Notice or the S-3 Notice, as the case may be. The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.5(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the number of Registrable Securities each such Holder has requested to be included in the registration, and second, to each of the other Holders on a pro rata basis based on the total number of Registrable Securities then held by each such Holder. To facilitate the allocation of shares in accordance with the above provisions, the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.
               (b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (including by the Company) that the underwriter(s) in their reasonable discretion determine is compatible with the

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success of the offering, then the number of securities that may be included in the offering and underwriting shall be allocated, first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration on a pro rata basis based on the total number of Registrable Securities then held by each such Holder or in such other proportions as shall mutually be agreed to by all such selling Holders, but in no event shall the amount of Registrable Securities of the selling Holders included in the offering and underwriting be reduced below twenty-five percent (25%) of the total amount of securities included in such offering and underwriting, unless such offering is the Company’s IPO, in which case the selling Holders may be excluded entirely if the underwriters make the determination described above. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded.
               (c) For purposes of Sections 2.4(a) and 2.4(b) concerning apportionment, for any selling stockholder that is a Holder and a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.
          2.5 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
               (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to 60 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
               (b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
               (c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other

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documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
               (d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
               (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
               (f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
               (g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
               (h) promptly make available for inspection by the selling Holders, any managing underwriter participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent in connection with any such registration statement;
               (i) use its reasonable best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.
               (j) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and
               (k) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

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          2.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
          2.7 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders, shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1 or Section 2.3, as the case may be, provided, however, that if at the time of such withdrawal, the Holders have learned from the Company of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1 or Section 2.3. All Selling Expenses relating to Registrable Securities to be registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.
          2.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
          2.9 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:
               (a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating any matter or defending any proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such investigation or proceeding if such settlement is effected without the consent of the

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Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
               (b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating any investigation or defending any proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such investigation or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall any indemnity under this Section 2.9(b) exceed the proceeds from the offering (net of any Selling Expenses) received by such Holder, except in the case of fraud or willful misconduct by such Holder.
               (c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, give the indemnifying party written notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.
               (d) Subject to the requirements of the Securities Act, the foregoing indemnity agreements of the Company and the selling Holders are subject to the condition that,

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insofar as they relate to any Damages arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule 424(b) under the Securities Act (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.
               (e) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.9, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.9(e), when combined with the amounts paid or payable by such Holder pursuant to Section 2.9(b), exceed the proceeds from the offering (net of any Selling Expenses) received by such Holder, except in the case of willful misconduct or fraud by such Holder.
               (f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
               (g) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company

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and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.
          2.10 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:
               (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;
               (b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
               (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to such Form S-3 (at any time after the Company so qualifies to use such form).
          2.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of the Requisite Threshold (as defined below), enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to demand registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any Additional Investor who becomes a party to this Agreement in accordance with Section 6.9.
          2.12 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred

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eighty (180) days or such longer period as is necessary to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.12 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors, and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock are subject to the same restrictions. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 2.12 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 2.12 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all holders subject to such agreements.
          2.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee of such Registrable Securities that (i) is an Affiliate, partner, member, limited partner, retired partner, retired member, or stockholder of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 250,000 of shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such registration rights are being transferred; (y) such transferee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.12. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate, limited partner, retired partner, member, retired member, or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Section 2.
          2.14 Restrictions on Transfer.
               (a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize any such sale,

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pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.
               (b) Each certificate representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.14(c)) be stamped or otherwise imprinted with a legend in the following form:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, AS MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.14.
               (c) The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. Notwithstanding anything to the contrary set forth above, the

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Restricted Securities shall not be sold, pledged or transferred prior to the IPO if such sale, pledge or transfer would subject the Company to the reporting requirements of the Exchange Act. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 2.14(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.
          2.15 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1, Section 2.2, or Section 2.3 shall terminate upon the earlier of:
               (a) the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Certificate;
               (b) five (5) years after the closing of the Company’s initial public offering; or
               (c) such time as such Holder holds less than 1% of the Company’s outstanding Common Stock (treating all shares of Preferred Stock on an as converted basis), the Company has completed its IPO and all Registrable Securities of the Company issuable or issued upon conversion of the Preferred Stock held by and issuable to such Holder (and its Affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period.
          3. Information and Observer Rights.
          3.1 Delivery of Annual, Quarterly and Monthly Financial Statements. The Company shall deliver to each Major Investor, each Key Holder (so long as such Key Holder holds at least one percent (1%) of the Company’s Common stock assuming full conversion and exercise of all Derivative Securities), provided that the Board of Directors has not reasonably determined that such Major Investor or Key Holder is a competitor of the Company:
               (a) as soon as practicable, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year; (ii) statements of income and of cash flows for such year; and (iii) a statement of stockholders’ equity as of the end of such year, in each case, audited and certified by independent public accountants of nationally recognized standing selected by the Company;
               (b) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that the financial report may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP) which quarterly financial statements shall include a comparison of the actual operating results and financial condition of the Company for such quarterly period to the projected operating results and financial condition of the Company in the Company’s Budget for such quarterly period;

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               (c) as soon as practicable, but in any event within thirty (30) days after the end of each month of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal month, and an unaudited balance sheet as of the end of such fiscal month, all prepared in accordance with GAAP (except that the financial report may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);
               (d) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors and Key Holders to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct; and
               (e) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company.
If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing Sections 3.1 and shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.
          3.2 Inspection. The Company shall permit each Major Investor and Key Holder, at such Major Investor and Key Holder’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor or Key Holder; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

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          3.3 Observer Rights. As long as Time Warner Inc., BEV and Scale VP each owns not less than two percent (2%) of the Company’s Common Stock on a fully diluted, as converted basis, and as adjusted for any stock splits, stock dividends, recapitalizations or the like, the Company shall invite a representative of Time Warner Inc., BEV and Scale VP to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, or if such Investor or its representative is a competitor of the Company.
          3.4 Termination of Information and Observer Rights. The covenants set forth in Section 3.1, Section 3.2 and Section 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event (other than a sale of all or substantially all of the assets of the Company, in which event the foregoing covenants shall survive until the dissolution of the Company), as such term is defined in the Certificate, whichever event occurs first.
          3.5 Confidentiality. Each Holder agrees that such Holder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Holder), (b) is or has been independently developed or conceived by the Holder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Holder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, provided that such Holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (ii) to any prospective purchaser of any Registrable Securities from such Holder, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Holder in the ordinary course of business, provided that such Holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

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     4. Rights to Future Stock Issuances.
          4.1 Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Investor. Each Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.
               (a) The Company shall give notice (the “Offer Notice”) to each Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.
               (b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable upon conversion of the Preferred Stock and any other Derivative Securities then held, by such Investor bears to the total Common Stock of the Company then outstanding (assuming full conversion and exercise of all Derivative Securities held by the Investors). At the expiration of such twenty (20) day period, the Company shall promptly notify each Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Investors were entitled to subscribe but that were not subscribed for by the Investors which is equal to the proportion that the Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within sixty (60) days of the date that the Offer Notice is given.
               (c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the holders of Preferred Stock in accordance with this Section 4.1.
               (d) The right of first offer in this Section 4.1 shall not be applicable to (i) up to 5,700,000 shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Company or any of its subsidiaries pursuant to a plan, agreement, or arrangement approved by the Board of Directors of the Company (as such number may be

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increased by the approval of the Board of Directors of the Company, including the affirmative vote of at least two (2) of the directors elected by the holders of the Preferred Stock); (ii) the issuance of securities pursuant to the conversion, exercise, or exchange of Derivative Securities outstanding on the date hereof; (iii) the issuance of securities in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, purchase of assets, exchange of stock, or otherwise, which issuance has been approved by the Board of Directors or the Company including the affirmative vote of at least two (2) of the directors elected by the holders of Preferred Stock; or (iv) shares of Common Stock, options or Convertible Securities (as defined in the Certificate) issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing, real property leasing transaction or a strategic corporate partnership or joint venture with a non-affiliate of the Company, in each case, where such issuance has been approved by the Board of Directors of the Company including the affirmative vote of at least two (2) of the directors elected by the holders of the Preferred Stock.
          4.2 Amendment & Waivers. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 4 (including the defined terms used herein) may not be amended or modified, or any provision of this Section 4 waived (either generally or in a particular instance, and either retroactively or prospectively), without the prior written consent of the holders of a majority of the Registrable Securities then outstanding; provided that the Series E Preferred Class Vote Provisions shall not apply for purposes of such vote or written consent and the holders of Series E Preferred Stock shall be entitled to one vote for each share of Series E Preferred Stock then held; and provided further that in the event the right of first offer set forth in Section 4.1 above is waived in accordance with this Section 4.2 with respect to the issuance of New Securities set forth in any Offer Notice or otherwise and any Investor purchases any New Securities (any such Investor, a “Purchasing Investor”) included in such Offer Notice or otherwise proposed to be offered subsequent to such waiver in connection with such Offer Notice, each other Investor shall have the right to purchase up to such other Investor’s pro rata share of such New Securities, determined based on the proportion that the Registrable Securities held by each such other Investor, as a percentage of the aggregate Registrable Securities held by all Investors entitled to participate in the issuance of any New Securities under this Section 4, bears to the number of New Securities sold or proposed to be sold by the Company to the Purchasing Investors, in the aggregate, that purchased or are purchasing New Securities.
          4.3 Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) upon a Deemed Liquidation Event, as such term is defined in the Certificate, whichever event occurs first.
     5. Additional Covenants.
          5.1 Board Committees. Each of the Series A Director, Series C Director, Series D Director, Series E Directors and Series F Director shall have the right to be designated for election on the Company’s compensation committee or any other committee of the Board of Director.

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          5.2 Board Expenses. The Company shall reimburse the directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors.
          5.3 Successor Indemnification. If the Company or any of its successors or assignees (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate, or elsewhere, as the case may be.
          5.4 Directors and Officers Liability Insurance. The Company shall within 90 days following the Closing (as defined in the Purchase Agreement) obtain and maintain in full force and effect, with a carrier reasonably acceptable to the Board of Directors, directors and officers liability insurance providing for customary coverage in the amount of at least $5,000,000. Such insurance shall be maintained for so long as the holders of Preferred Stock have elected, or are entitled to elect, a representative to the Board of Directors of the Company.
          5.5 Director Indemnification. The Company’s Certificate and Bylaws shall provide (a) for elimination of the liability of director to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, the Company shall enter into and use its best efforts to at all times maintain indemnification agreements substantially in the form attached as Exhibit A (the “Indemnification Agreement”) hereto with each of its directors to indemnify such directors to the maximum extent permissible under applicable law.
          5.6 Purchase of Secondary Shares. The Company will facilitate the purchase by Rho Ventures VI, L.P. (including any of its Affiliates) of up to $10,000,000 of shares of Common Stock and Preferred Stock from stockholders of the Company that are accredited investors (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act).
          5.7 Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.3, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) when the Company first becomes subject to the periodic reporting requirements of section 12(g) or 15(d) of the Exchange Act, or (iii) upon the consummation of a Deemed Liquidation Event (other than a sale of all or substantially all of the assets of the Company, in which event the foregoing covenants shall survive until the dissolution of the Company), as such term is defined in the Certificate, whichever event occurs first.
     6. Miscellaneous.
          6.1 Successors and Assigns. Each Investor hereby agrees that it shall not, and may not, assign any of its rights and obligations hereunder, unless such rights and obligations are assigned by such Investor (i) to any Person to which Registrable Securities are transferred by such Investor pursuant to Section 2.13 or (ii) with respect to the right of first offer set forth in

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           Section 4.1, to any other Investor, and, in each case, such assignee shall be deemed an “Investor” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the assignee providing a written instrument to the Company notifying the Company of such assignment and agreeing in writing to be bound by the terms of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
          6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.
          6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
          6.5 Notices. All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature page or Schedule A, Schedule B or Schedule C (as applicable) hereto, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, it shall be sent to Waterfront Media Inc., 45 Main Street Brooklyn, NY 11201 Attention: Alan Shapiro, Esq.; and a copy (which shall not constitute notice) shall also be sent to Babak Yaghmaie, Esq., Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, NY 10036.
          6.6 Amendments and Waivers. Subject to Section 4.2, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of 42.5% of the Registrable Securities then outstanding (the “Requisite Threshold”); provided that the Company may in its sole discretion waive compliance with Section 2.14(c) (and the Company’s failure to object promptly in writing to a proposed assignment allegedly in violation of Section 2.14(c) shall be deemed to be a waiver); further provided that any determination with respect to the satisfaction of the Requisite Threshold prescribed hereunder shall be based upon the application of the Series E Preferred

22

Class Vote Provisions for the purpose of determining the number of shares of Series E Preferred Stock deemed to be included in the Requisite Threshold. Notwithstanding the foregoing, but still subject to Section 4.2, (i) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors other than holders of Series E Preferred Stock in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction), (ii) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived without the written consent of the holders of a majority of the shares of Common Stock held by the Key Holders insofar as such amendment, termination or waiver adversely affects the rights held by the Key Holders, including without limitation those set forth in Sections 2.2 and 3.1, and (iii) the provisions of Sections 5.4 and 5.5 may not be amended without the prior written consent of the holders of a majority of the shares of Series E Preferred Stock then outstanding. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 (and to the extent applicable, Section 4.2) shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
          6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
          6.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
          6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series F Preferred Stock after the date hereof pursuant to the Purchase Agreement, any purchaser of such shares of Series F Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Holder, so long as such additional Holder has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.
          6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness

23

of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.
          6.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located in Wilmington, Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located in Wilmington, Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
          6.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
          6.13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
[Remainder of Page Intentionally Left Blank]

24

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY: WATERFRONT MEDIA INC.
By:	/s/ Benjamin Wolin
	Name:	Benjamin Wolin
	Title:	Chief Executive Officer

INVESTORS: WF HOLDING COMPANY, LLC
By:	/s/ John Richardson
Name: John Richardson
Title: Vice President and Secretary

SCALE VENTURE PARTNERS II, LP By: Scale Venture Management II, LLC, its General Partner
By:	/s/ Sharon Wienbar
Name: Sharon Wienbar
Title: Managing Director

INVESTORS: NEOCARTA VENTURES, L.P. By: NeoCarta Associates, LLC, its General Partner
By:	/s/ D. Jarrett Collins
	Name:	D. Jarrett Collins
	Title:	Managing Director

NEOCARTA SCOUT FUND, L.L.C. By: NeoCarta Associates, LLC, its Manager
By:	/s/ D. Jarrett Collins
	Name:	D. Jarrett Collins
	Title:	Managing Director

INVESTORS:

RHO MANAGEMENT TRUST I

By:	RHO CAPITAL PARTNERS, INC.
INVESTMENT ADVISOR

By:	/s/ Jeffrey I. Martin Name: Jeffrey I. Martin
Title: Attorney-In-Fact

RHO VENTURES VI, L.P.

By:	RMV VI, L.L.C., its General Partner
By:	Rho Capital Partners LLC, its Managing Member

By:	/s/ Jeffrey I. Martin Name: Jeffrey I. Martin
Title: Attorney-In-Fact

INVESTORS:

SVM STAR VENTURES
MANAGEMENTGESELLSCHAFT mbH NR.3

By:	/s/ Meir Barel

Name: Dr. Meir Barel
Title: Managing Director

SVM STAR VENTURES
MANAGEMENTGESELLSCHAFT mbH NR.3
& CO. BETEILIGUNGS KG NR.2

By:	SVM STAR VENTURES
MANAGEMENTGESELLSCHAFT mbH NR.3 —
MANAGING PARTNER

By:	/s/ Meir Barel Name: Dr. Meir Barel
Title: Managing Director

SVE STAR VENTURES ENTERPRISES NO. VII, A
GERMAN CIVIL LAW PARTNERSHIP (WITH LIMITATION OF LIABILITY)

By:	SVM STAR VENTURES
MANAGEMENTGESELLSCHAFT mbH NR.3 —
MANAGING PARTNER

By:	/s/ Meir Barel Name: Dr. Meir Barel
Title: Managing Director

SVE STAR VENTURES ENTERPRISES NO. VIIa, A
GERMAN CIVIL LAW PARTNERSHIP (WITH LIMITATION OF LIABILITY)

By:	SVM STAR VENTURES
MANAGEMENTGESELLSCHAFT mbH NR.3 —
MANAGING PARTNER

By:	/s/ Meir Barel Name: Dr. Meir Barel
Title: Managing Director

INVESTORS: TIME WARNER INC.
By:
Name:
Title:

INVESTORS:

THE BERKSHIRES CAPITAL INVESTORS L.P.

By:	The Berkshires Management Company, LLC
its General Partner

By:	/s/ Russell W. Howard Name: Russell W. Howard
Title: Managing Director

THE BERKSHIRES CAPITAL INVESTORS FUND II L.P.

By:	The Berkshires Management Company, LLC
its General Partner

By:	/s/ Russell W. Howard Name: Russell W. Howard
Title: Managing Director

INVESTORS:

PEABODY FAMILY VENTURES
By:	William Bo S. Peabody, as General Partner

By:	/s/ William Bo S. Peabody By: Steven Massicotte under POA dated 4/2/07

INVESTORS:

VILLAGE VENTURES PARTNERS FUND, L.P.

By:	VILLAGE VENTURES CAPITAL
PARTNERS I, LLC, its General Partner

By.	VILLAGE VENTURES, INC., its manager

By:	/s/ Steven H. Massicotte Name: Steven H. Massicotte
Title: Chief Operating Officer

VILLAGE VENTURES PARTNERS FUND A, L.P.

By:	VILLAGE VENTURES CAPITAL
PARTNERS, I, LLC, its General Partner

By:	VILLAGE VENTURES, INC., its manager

By:	/s/ Steven H. Massicotte Name: Steven H. Massicotte
Title: Chief Operating Officer

INVESTORS:

BRAND EQUITY VENTURES II, L.P.

By: Brand Equity Partners II, L.L.C.
Its General Partner

By:	/s/ Marc Singer
Name: Marc Singer
Title: Member

INVESTORS:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:
Name:	K. Nicholas Martitsch
Title:	Associate General Counsel

INVESTORS & KEY HOLDERS:

DRUGSITE TRUST

By:

Name:
Title:

INVESTORS & KEY HOLDERS:

FOUNDATION CAPITAL V, L.P.

By:	Foundation Capital Management Co. V, LLC

By: Name:	/s/ Charles Moldow Charles Moldow
Title:	General Partner

FOUNDATION CAPITAL V PRINCIPALS FUND, LLC

By:	Foundation Capital Management Co. V, LLC

By: Name:	/s/ Charles Moldow Charles Moldow
Title:	General Partner

INVESTORS:

Daniel Burstein

KEY HOLDERS:

/s/ Michael Keriakos

Michael Keriakos

/s/ Benjamin Wolin

Benjamin Wolin

OTHER HOLDERS:

BRAND EQUITY VENTURES II, L.P.

By: Brand Equity Partners II, L.L.C.
Its General Partner

By: Name:	/s/ Marc Singer Marc Singer
Title:	Member

Douglas W. McCormick

Peter B. Rankin, Sr.

Louis D. Schwartz

Ronald A. Sege

Ethan R. Zuckerman

Kenneth M. Morris

Jeffrey R. Johnson

Norman R. Nelson

John H. Ferguson

John Tiebout

David and Margaret Gould Stewart

David and Angela Epstein

Zachary Julius

Robert P. Chabot

Sherwood Guernsey

Bradley C. Svrluga

John Halpern

Roger H. Lee

Les Levine

Mark Tauber

Robert Verrico

Jackie Verrico

SOFTWARE VENTURE PARTNERS

By:
Name:
Title:

Richard H. Sabot

Raymond Montgomery

ALLEN & COMPANY INCORPORATED

By:
Name:
Title:

Francis P. Birmingham

Joshua Field

Tim Sedlock

David Parks

Robert Nylen

Ken Leung

Chris O’Brien

Ignacio Fanlo

SCHEDULE A
Investors

SCHEDULE B
Key Holders

SCHEDULE C
Other Holders

EXHIBIT A
Director Indemnification